[LETTERHEAD OF K2 INC.]

[K2 LOGO]

EXHIBIT 99.1

NEWS RELEASE

Contacts:	Dudley W. Mendenhall
K2 Inc.
Sr. Vice President–Finance
760.494.1000

Chad A. Jacobs/James Palczynski–Investor Relations
John Flanagan/Mike Fox–Media Relations
Integrated Corporate Relations
Investor Relations
203.222.9013

K2 ANNOUNCES RESULTS OF ITS EXCHANGE OFFER

FOR SHARES OF FOTOBALL USA AND

THE EXPECTED COMPLETION OF THE MERGER WITHIN THE WEEK

Carlsbad, California—January 20, 2004—K2 Inc. (NYSE: KTO) announced today that, pursuant to its previously announced offer to exchange each share of Fotoball USA, Inc. (NASDAQ: FUSA) common stock for 0.2757 of a share of K2 common stock, K2 has accepted for exchange all shares of Fotoball USA common stock tendered as of the expiration of the subsequent offer period at 5:00 PM, New York City time, on January 16, 2004. Based on preliminary information from the exchange agent for the exchange offer and Fotoball USA, as of the expiration of the subsequent offer period, 3,206,785 shares of Fotoball USA common stock had been accepted for exchange. The total amount of shares accepted in the exchange offer represents approximately 87% of the outstanding shares of Fotoball USA common stock.

K2 also announced today that it has exercised its option to purchase additional shares of Fotoball USA common stock directly from Fotoball USA in order to own 90% of the outstanding shares of Fotoball USA common stock. With 90% ownership, K2 will be able to cause the back-end merger of Fotoball USA with a wholly-owned subsidiary of K2 to occur without the requirement of a special meeting of the stockholders of Fotoball USA. K2 expects to consummate merger within the week, whereupon Fotoball USA will become a wholly-owned subsidiary of K2. As a result of the merger (and subject to appraisal rights to the extent available under applicable law), each outstanding share of Fotoball USA not tendered in the exchange offer will be converted into the right to receive the same consideration per share as is being paid in the exchange offer. Based on the preliminary results of the exchange offer, K2 expects to issue approximately 884,111 shares of K2 common stock in exchange for the shares tendered in the exchange offer and, assuming no appraisal rights are exercised, an additional approximately 134,096 shares of K2 common stock in connection with the merger.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Stearns, K2, Ride, Olin, Morrow, Tubbs and Atlas. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, snowshoeing, paintball, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

About Fotoball USA, Inc.

Fotoball is a premier sports and entertainment marketer and manufacturer. Fotoball’s products and services are sold into distinct markets by four separate sales groups: Fotoball Sports, which services national and regional retailers; Fotoball Entertainment Marketing, which services entertainment destinations such as theme parks, resorts and casinos; Fotoball Sports Team, which supports the retail needs of professional franchises across the nation; and Marketing Headquarters, the promotional group developing custom programs for Fortune 500 companies. Fotoball currently holds licenses with Major League Baseball, the National Football League, the National Basketball Association, the National Hockey League, more than 100 NCAA colleges, Warner Bros. “Scooby Doo”, Marvel’s “Spider-Man”, “Incredible Hulk” and “X-Men”, MGA Entertainment’s “Bratz “ and Nickelodeon’s “Blue’s Clues.”

FORWARD LOOKING STATEMENTS:

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the company’s ability to complete the merger and successfully integrate the two companies, global economic conditions, product demand, financial market performance and other risks described in K2’s and Fotoball USA’s annual reports on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date hereof, and K2 disclaims any intent or obligation to update such statements.